Exhibit 10.22

EMPLOYMENT AGREEMENT
This Employment Agreement (“Employment Agreement”) is entered into as of June 22, 2018 (the "Effective Date") by and between Travelzoo, a Delaware corporation (the "Company") with principal corporate offices at 590 Madison Avenue, 37th Floor, New York, New York 10022, and Michael Peterson ("Employee"). The Company and Employee are collectively referred to herein as “the Parties”.
WHEREAS, the Company desires to retain Employee as Chief Technology Officer, and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the parties as follows:
1.    Duties and Scope of Employment.
(a)    Position. Employee shall be employed as Chief Technology Officer in the Company’s Mountain View, California office.
(b)    Duties. During the term of Employee’s employment with the Company, Employee shall devote his full time, skill and attention to his duties and responsibilities, which Employee shall perform faithfully, diligently and competently, and Employee shall use his best efforts to further the business of the Company. During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that they are currently involved in and that does not materially interfere with his ability to perform his duties under this Agreement. Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform his duties and responsibilities hereunder, to (i) manage Employee's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Company (which consent shall not be unreasonably withheld), serve as a member of the board of directors of any noncompeting business.

2.    Nature of Employment. Employee is an “at-will" employee which means that the employment relationship may be terminated at any time, with or without cause, at the option of the Company upon two (2) weeks’ prior written notice to Employee. Nothing in this Agreement shall be deemed to alter the at-will nature of the Employee’s employment with the Company. Employee acknowledges that his obligations set forth in certain sections of this Agreement, including but not limited to sections 5 and 11, survive the termination of his employment from

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the Company. This Agreement can be terminated by the Employee by providing the Company with four (4) weeks prior written notice.

(a)    Termination by Company without Cause. If Employee is terminated by the Company for reasons other than Cause (as defined in paragraph 2(b)), Employee shall receive his Base Salary and benefits earned through the date of termination. In addition, upon execution of a General Release substantially in the form attached hereto as Exhibit A, Employee shall receive his Base Salary for a period of six (6) months (“Severance Pay”). Employer’s payment of Severance Pay is subject to section 2(e) as a condition precedent to payment of any Severance Pay. For the avoidance of doubt, and notwithstanding anything to the contrary herein, any payment of Severance Pay is expressly conditioned on Employee executing a General Release substantially in the form attached hereto as Exhibit A.
(b)    Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated for “Cause” as defined herein, Employee will receive only payment of his Base Salary and benefits through the date of termination. For purposes of this Agreement, “Cause” shall mean that the Employee has (i) continually failed to perform his duties under this Agreement for a period of 30 days after written notice from the Company setting forth with particularity such failure, (ii) committed an act of fraud upon the Company or breached his duty of loyalty to the Company, (iii) committed a felony or a crime of dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof; (iv) misappropriated any funds, property or rights of the Company; (v) violated the Company's policies regarding workplace conduct, discrimination, sexual harassment, etc.; (vi) willfully failed or refused, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement; or (vii) failed or refused to cooperate with the Company, or at the Company’s request any governmental, regulatory or self-regulatory agency or entity, in providing information with respect to any act or omission in performing his duties as an employee of the Company, if such request is made connection with any criminal or civil actions, administrative or regulatory proceedings or investigations against or relating to the Company by any governmental, regulatory or self-regulatory agency or entity.
(c)    Employee Resignation. Employee understands that if he resigns during the Term of this Agreement, he shall only receive the Base Salary and benefits earned as of the date of termination.
(d)    Employee Resignation Following a Change of Control. If a Change of Control, as hereinafter defined, occurs, and Employee is assigned a different position that is not of comparable pay and responsibilities and/or is in a different geographic area to which he worked immediately prior to a Change of Control, and Employee resigns within sixty (60) calendar days after the Change in Control, Employee shall receive his Base Salary, benefits through the date of termination, plus Severance Pay, subject to paragraph 2(e). For purposes of this Agreement, "Change of Control" means (i) a merger, consolidation, reorganization or other transaction in which the Company does not survive

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and in which securities possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets.
(e)    Severance Pay Conditions. Employee shall be required to sign, deliver and not revoke a General Release substantially in the form attached hereto as Exhibit A as a condition precedent to payment of any Severance Pay pursuant to any provision of paragraph 2 of this Agreement. Any Severance Pay shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings and payroll taxes.

3.    Compensation and Fringe Benefits.
(a)    Salary. Employee will receive a salary at the annualized rate of $350,000 (THREE HUNDRED FIFTY THOUSAND DOLLARS) (the "Base Salary"), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholding. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.
(b)    Performance Bonus Plan. Employee will be eligible to participate in a quarterly performance bonus plan (the "Performance Bonus"), under which Employee may receive, in addition to the Base Salary, a Performance Bonus in an amount between $0 (ZERO DOLLARS) and $50,000 (FIFTY THOUSAND DOLLARS) per calendar quarter, provided, however, if the first quarter of the Term is less than a full quarter, the bonus for such quarter shall be prorated. Employee must be employed by the Company through the last day of the quarter in order to receive any Performance Bonus attributable to such quarter.
The following schedule applies for calculating the Performance Bonus:

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Criteria	Amount
Global revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer accounts for 15% or more of the global revenue for the quarter AND together do not account for more than 25% of global revenue?	$12,500
Global operating income target for the quarter met?	$12,500
Global target for members for the quarter met?	$12,500
Discretionary	Up to $12,500
Total max. Performance Bonus per quarter	Up to $50,000
“Significant Customer” means, for any quarter, a customer that, together with its affiliates, accounts for 10% (rounded to the nearest 1%) or more of the Company’s global revenue for the quarter.
The targets for each quarter will be set in the Company’s official operating budget as approved by its board of directors. Discretionary bonus will be determined by the Company’s Global CEO in his/her sole discretion.
Any bonus payments, if applicable, shall be made within 45 days following a fiscal quarter of the Company and shall be subject to the usual and applicable withholdings payments, if any, and payroll taxes. The Company reserves the right to amend or discontinue the Performance Bonus at any time. The Company shall notify Employee of any changes to the Performance Bonus in writing.
(c)     Vacation and Holiday Pay. Employee shall receive four (4) weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides the number of paid sick days mandated by California law, accrued and paid as required by law, as well as eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.
(d)    Option Agreement. In conjunction with this Employment Agreement, the Parties will enter into a Non-qualified Stock Option Agreement in form attached hereto as Exhibit B.
(e)    Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally

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applicable terms and conditions of the plans and policies in question. Employee will be responsible for a percentage of the annual premium which will be deducted directly from normal pay each pay period.
4.    Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee, in each case, in line with the Company’s policy, in the furtherance of or in connection with the performance of Employee's duties hereunder in accordance with the Company's established policies. During the first six (6) months of Employment, the Parties agree that the Company will only be responsible to pay for one (1) round trip flight to the Mountain View office and will not reimburse for housing accommodations. Upon relocation to Mountain View, the Company will provide a relocation allowance to Employee to be determined in the sole discretion of the Company.
5.    Certain Covenants.
(a)    Intellectual Property Rights.
(i)    Employee agrees that the Company will be the sole owner of any and all of Employee's "Discoveries" and "Work Product," hereinafter defined, made during the term of his employment with the Company, whether pursuant to this Agreement or otherwise. For purposes of this Agreement, "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of his employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries.
(ii)    Employee shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.
(iii)    Employee hereby assigns and agrees to assign to the Company all of his interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with

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other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. Employee's agreement to assign to the Company any of his rights as set forth in this section 5(a)(iii) applies to all inventions other than an invention (a) in which no equipment, supplies, facility or trade secret information of the Company was used (b) was developed entirely upon Employee's own time (c) does not relate to Company business or to the Company's actual or anticipated research or development and (d) does not result from any work performed by Employee for the Company.
(iv)    At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in his behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.
(v)    To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee's other obligations to assign intellectual property rights under this Agreement.
(vi)    The obligations of Employee set forth in this section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee's employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, his assignees permitted under this Agreement, executors, administrators, and other representatives.

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(b)    Exposure to Proprietary Information.
(i)    As used in this Agreement, "Proprietary Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.
(ii)    In recognition of the special nature of his employment under this Agreement, including his special access to the Proprietary Information, and in consideration of his employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in section 5 of this Agreement.
(c)    Use of Proprietary Information; Restrictive Covenants. Employee acknowledges that the Proprietary Information constitutes a protectable business interest of the Company, and covenants and agrees that during the term of his employment, whether under this Agreement or otherwise, and after the termination of such employment, Employee will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties for the Company.
(d)    Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into his possession by virtue of his employment by the Company are and will remain the property of the Company. Upon termination of his employment with the Company, Employee shall immediately return to the Company all such items in his possession and all copies of such items. For the avoidance of doubt, Employee shall return all property of the Company in the Employee’s position (including computers, IPads, and cell phones) upon termination.
6.    Equitable Remedies.
(a)    Employee acknowledges and agrees that the agreements and covenants set forth in sections 5(a), (b), (c) and (d) and are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity

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of showing actual monetary damages. Nothing in this section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Employee agrees that notwithstanding the arbitration provision in section 11, the Company may apply to a court of competent jurisdiction to obtain the equitable relief referenced in this section 6.
(b)    Each of the covenants in sections 5(a), (b), (c) and (d) will be construed as independent of any other covenants or other provisions of this Agreement.
(c)    In the event of any judicial determination that any of the covenants in sections 5(a), (b), (c) and (d), are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.
7.    Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.
8.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid. The Company may also provide any notices, requests, demands and other communications called for hereunder to be in writing by electronic mail sent to the employee’s work email address.
9.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
10.    Entire Agreement. This Agreement (and the exhibits hereto) and the attached Non-qualified Stock Option Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee's employment relationship with the Company and supersede in their entirety any and all prior agreements and understandings concerning Employee's employment relationship with the Company.

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11.    Resolution of Disputes Regarding Employment.

(a)    The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, to mediation. The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator. The Parties understand and agree that all disputes shall first go to mediation prior to initiating an action in arbitration.
(b)    If and only if mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after mediation, either Party shall submit the matter to binding arbitration to be conducted by a neutral arbitrator in accordance with the rules then in effect of the American Arbitration Association for employment disputes (the "Rules"). The Rules can be found at www.adr.org, or a printout can be requested at any time from Human Resources. Where the Rules are inconsistent with this Agreement, the terms of this Agreement will govern. Both Parties understand and agree that this arbitration provision replaces the right of both Parties to go to court, including the right to have a jury decide a Party’s claims.
(c)    The neutral arbitrator shall be selected by mutual agreement of the Company and the Employee. If the parties are unable to agree on an arbitrator, the party requesting arbitration can submit the matter to AAA, and a neutral arbitrator will be selected pursuant to AAA’s processes. The location of the arbitration proceeding shall be no more than 45 miles from the office where the Employee last worked for the Company, unless each Party agrees in writing otherwise. Except as otherwise provided herein, the arbitrator shall apply the substantive law of the state in which the claim(s) arose and/or federal law, as applicable. In arbitration, the Parties will have the right to conduct adequate civil discovery, bring dispositive motions and present witnesses and evidences to present their cases and defenses. The arbitrator shall render a written award setting forth the arbitrator’s findings of fact and conclusions of law. The arbitrator may grant injunctions or any other relief in such dispute or controversy as would otherwise be available in court. The decision of the arbitrator shall be final and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The arbitrator may award any party any remedy to which that party is entitled under applicable law, including an award of attorneys’ fees, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrator. No remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The Company will pay the arbitrator’s fees and costs that are unique to the arbitration to the extent required by law.
(d)    The arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. The parties agree to submit claims to the arbitrator regarding issues of procedural and substantive arbitrability,

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the validity, scope, and enforceability of this Agreement, his or her jurisdiction, as well as any gateway, condition precedents, threshold, or any other challenges to this Agreement, including claims that this Agreement is unconscionable.
(e)    Both Parties understand that nothing in this section modifies Employee's at-will status. Either the Company or Employee can terminate the employment relationship at any time, with or without cause, subject only to the restrictions set forth in section 2 above.
(f)    Both Parties understand that by signing this agreement, each Party agrees to submit any and all claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, enforceability, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of the Parties’ right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, trade secrets, unfair competition, compensation, pay, benefits, termination, discrimination, harassment or retaliation. This arbitration provision covers any and all claims, whether arising in tort or contract and whether arising under statute or common law, including, but not limited to, claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; fraud; defamation and/or harassment of any kind. The arbitration clause also covers any and all claims for violation of any federal, state or municipal statute, including, but not limited to the California Fair Employment and Housing Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and the Fair Labor Standards Act, as well as any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
This Agreement applies equally to any and all disputes related to Employee’s employment raised by either the Employee or by the Company. This Agreement is intended to apply to and cover all such disputes that Employee has against Company that Employee could otherwise file in court and all such disputes Company has against Employee that the Company could otherwise file in court.
(g)    To the maximum extent permitted by law, the Parties agree that any arbitration will be on an individual basis only and that the arbitrator shall not have any authority to preside over or to resolve claims on a “class” or collective basis. Both Parties agree that, to the fullest extent permitted by law, there will be no right to bring any dispute covered by this Agreement as a class action, collective action, or in a representative capacity. The Parties agree to resolve their disputes under this Agreement on an individual basis. Either Party may seek enforcement of this provision under the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”), and seek dismissal of any class,

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collective or representative actions or claims. Both Parties agree that this Agreement is enforceable under the FAA.
(h)    If any portion of the Agreement is deemed unenforceable, the remainder of the Agreement shall still be enforced to the full extent permitted by law. To be clear, if any court of competent jurisdiction finds any part of the arbitration provision is illegal, invalid or unenforceable, such a finding will not affect the legality, validity or enforceability of the remaining parts of the provision, and the illegal, invalid or unenforceable part will be stricken from the Agreement and the dispute shall be subject to arbitration without such provision.

12.    No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.
13.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
14.    Acknowledgment. Employee acknowledges that they have had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY BOTH PARTIES AND WHICH WAIVES BOTH PARTIES’ RIGHT TO A JURY TRIAL.

COMPANY:
TRAVELZOO
By:
Name:
Title:
Date:

EMPLOYEE:
By:
Name: Michael Peterson

Title: Chief Technology Officer

Date:

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Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release is entered into by and between Michael Peterson (“Employee”) and Travelzoo, a Delaware corporation (“Employer”) (collectively referred to herein as “the Parties”).
I. RECITALS
1.1.    Employee is employed by Employer in the position of Chief Technology Officer, pursuant to a written employment agreement dated June 22, 2018 (the “Employment Agreement”).
1.2.    Pursuant to the provisions of the Employment Agreement, Employee was notified on             that employment with Employer will terminate and that Employee’s services will not be required effective on __________ (“Termination Date”). Employee shall receive his wages and any unused vacation time through the Termination Date, less deductions required by law, in accordance with Employer’s customary payroll practices.
1.3.    In consideration of Employee’s service, to assist in his transition to new employment and for a broad release of all claims against Employer, Employer is hereby offering Employee severance pay, subject to the terms and conditions set forth below.

ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:
II. AGREEMENTS
2.1.    Severance Payment. Subject to Employee’s execution and fulfillment of Employee’s obligations, promises and covenants contained in this Agreement (as well as the Employment Agreement as referenced herein), Employer will pay Employee an additional six (6) months’ base salary, less applicable taxes and withholdings (“Severance Payment”) to be paid following the end of the Revocation Period set forth in section 2.18 of this Agreement, in accordance with Employer’s customary payroll practices. Employee acknowledges that such payment is more than Employer is required to pay under its normal policies and procedures and its contractual arrangements with Employee and that Employer has agreed to this Severance Payment in consideration for the full and broad release of all claims as set forth below.
2.2    Benefits. Employer will pay the Employer portion of Employee’s group health insurance through             . Employer will not contest Employee’s eligibility for unemployment benefits after the Termination Date.
2.3     Non‑Disparagement. Employee agrees that he will not directly or indirectly, publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage Employer or Employer’s business, senior executives or officers, whether such information is acquired during or after his employment with

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Employer. In addition, Employee agrees that he will not make any remarks which may damage or discredit the reputation of Employer’s products, or otherwise adversely affect the goodwill of its business, or be harmful to its business relationships.
Employer agrees that in response to all employment reference checks concerning Employee, Employer will confirm the dates of employment, title, and rate of pay of Employee and provide no additional information with regard to employee references, in accordance with Employer’s policy.
2.4    General Release. To the broadest extent permissible under applicable law, Employee, on behalf of himself, his heirs, any present or former spouses, siblings, dependents, estate, executors, administrators, successors and assigns, unconditionally, irrevocably and absolutely releases and forever discharges Employer, its parent, subsidiaries and affiliates, and each of its respective past, present and future shareholders, officers, directors, employees, contractors, agents, insurers, attorneys and parent, affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, disputes, charges, actions, rights, damages, costs, losses, liabilities, expenses, suits of any type (whether in law or equity), compensation, benefits, and other legal responsibilities, known or unknown, of any kind, which Employee may own or hold against any of the Released Parties. The release of claims under this section is intended to be as broad as the law allows. The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment (including, but not limited to any of Employer’s actions which led to his termination), whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof. This release applies, without limitation, to all such claims arising under any federal, state, common law or local law, including but not limited to any and all claims for employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act; the Older Worker’s Benefit Protection Act, the Equal Pay Act, the Sarbanes-Oxley Act, the Americans with Disabilities Act of 1990, the California Fair Employment & Housing Act, the California Family Leave Act, the California Labor Code or any other state, federal or local statute or regulation applicable to Employer, including any claim for intentional or negligent infliction of emotional distress, physical injury, fraud, assault, battery, violation of any public policy, defamation, libel, invasion of privacy, breach of any implied or express contract, breach of the implied covenant of good faith or fair dealing, promissory estoppel, tortious interference with a contract or prospective business advantage, any claim, however styled, for stock options or any other type of equity grant, or any type of compensation, wages, bonuses, commissions or expenses, any claim for wrongful termination, fraud, intentional or negligent misrepresentation, damages of any kind, attorneys’ fees or costs, and all other legal and equitable causes of action whatsoever and all remedies for such claims. Employee certifies that as of the date of this Release, he has reported all accidents, injuries or illnesses relating to or arising from his employment with the Employer.

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2.5    Unknown Claims. Employee understands that the release set forth in section 2.4 above includes claims which Employee knows about and claims Employee may not know about. Employee understands and agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, and all rights under Section 1542 of the California Civil Code are hereby expressly waived. Employee expressly waives any rights under California Civil Code Section 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
For purposes of Section 1542, “creditor” refers to Employee and “debtor” refers to the Released Parties.
2.6    Claims Not Affected by Release. This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law. This Release does not prohibit the filing of a charge with or participating in an investigation by the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local government agency, but does prohibit any award of damages to Employee or any other financial recovery by Employee. This Release also does not apply to those claims that may not be legally waived or released under applicable federal, state or local law.
2.7    Agreement Not To Sue and Warranty. Employee promises that he has not and will not file any suit, charge, complaint, grievance, action or other proceeding with any federal, state or local agency, court, organization, arbitrator, judicial forum or other tribunal asserting any claim that is released in section 2.4 above, and warrants that he has not assigned to any other person or entity the right to file any claims that are released in section 2.4 above, nor will he permit any person, group of persons, or organization to take such action on his behalf.
2.8    Non‑Admissions. It is understood that by offering or entering into this Agreement, neither Employee nor Employer has admitted any liability or wrongdoing whatsoever. No final findings or final judgments have been made and Employee does not purport and will not claim to be prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for breach of the terms contained herein.
2.9    Return of Property. During employment, Employee acknowledges that he was entrusted with access to confidential Company information concerning such things as the identities, needs and preferences of customers and prospects, financial reports, business plans, sales and marketing strategies, product designs and specifications, personnel files, and other proprietary information belonging to the Company. Employee promises to keep all such information confidential and not to use or disclose it for any purpose after termination. Employee

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also agrees to return all of Employer’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computer, and other company or customer documents, products or property which he has received in the course of his employment, or which reflect in any way any confidential or proprietary information of Employer. For the avoidance of doubt, Employee agrees to return all of Employer’s confidential and/or proprietary and trade secret information, including but not limited to, company manuals, handbooks, customer lists, training manuals, checklists, programs and any other materials accessed through the Employer’s network.
2.10    Prior Agreements. Nothing in this Agreement shall be deemed to relieve Employee of any of Employee’s obligations and covenants as set forth in sections 5, 6 and 11 of the Employment Agreement.
2.11    Confidentiality of Severance Offer and Benefits. Except to the extent required by law (e.g., to submit a tax return or compliance with a lawful subpoena), Employee warrants that he has not disclosed, and promises that he will not disclose, the offer or payment of severance benefits for any reason to any person other than members of her immediate family and professional representatives, who shall be informed of and bound by the same promise of confidentiality.
2.12    Consequences of Violation of Agreement. If either party violates her or its promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party’s attorneys’ fees and costs in defending against the claim or enforcing the terms of this Agreement. In addition, if Employee breaches his promises in this Agreement or his obligations and covenants set forth in sections 5, 6 and 11 of the Employment Agreement, Employer shall have the right to cease paying the Severance Payment under this Agreement and to recover any portion of the Severance Payment previously paid to Employee and seek any and all additional relief or remedies in law or equity.
2.13    Reemployment or Reinstatement: Employee hereby waives any right to and agrees not to apply or reapply for employment and agrees that Employer has no obligation, contractual or otherwise, to rehire, reemploy or recall him in the future. The existence of this Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.
2.14    Entire Agreement. This Agreement sets forth all agreements and understandings between Employee and Employer and supersedes any prior agreements, understandings or promises between them, except for sections 5, 6 and 11 of the Employment Agreement. Employee acknowledges that he has not relied on any inducements that are not set forth herein.
2.15    Governing Law/Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any dispute arising out of or relating to this Agreement shall be resolved pursuant to the Resolution of Disputes Regarding Employment in section 11 of the Employment Agreement.

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2.16    Severability. If any term, provision, or portion of this Agreement is held unenforceable by any tribunal, it shall be deemed automatically adjusted to the extent necessary to conform to the requirements for validity as declared at such time and, as adjusted, shall be deemed a provision of this Agreement as if originally included herein. In the event that an invalidated provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as if it had never been included herein. In either case, the remaining provisions shall remain in full force and effect.
2.17    Consultation with Attorney. Employee is aware of and acknowledges that he has the right, at Employee’s expense, to consult with an attorney before signing this Agreement, has been advised in writing to do so, and has done so to the extent desired. Employee acknowledges, that he has had a reasonable period of time in which to consider the terms of this Agreement, and he has specifically consulted (or has the opportunity to consult) his attorneys regarding this Release and all of its terms. Employee specifically acknowledges that he was counseled by a representative of Employer to seek the advice of counsel concerning this Agreement and its meaning and effect.
2.18    Time for Consideration and Employee’s Right to Revoke Agreement. Employee acknowledges that he has been given a period of twenty-one (21) days to consider whether to sign this Agreement, and that he can use as much or as little of this period as he chooses. In the event Employee elects to execute this Agreement before the end of the twenty-one (21) day review period provided to Employee and thereby waive the remainder of the twenty-one (21) day review period, Employee does so knowingly and voluntarily, and Employee acknowledges and represents that the Company has not in any way coerced Employee to do so or otherwise threatened to withdraw or alter the Company’s offer of severance pay set forth in this Agreement before the expiration of such twenty-one (21) day period.
In addition, after Employee signs the Agreement there is a seven (7) day revocation period. The Parties acknowledge and understand that this Agreement shall not take effect until seven (7) days after the signing of the Agreement, during which time the Employee may revoke the Agreement by delivering a written notice specifically stating Employee’s desire to revoke the Agreement to the Company c/o Legal Department, 590 Madison Avenue, 37th Floor, New York, New York 10022. Notice must be received by the Company no later than midnight (Eastern Time) on the seventh day following signature of Employee of this Agreement. Employee further acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and is freely elected to sign this Agreement on the date set forth below. The signed Agreement must be delivered to Travelzoo, Attention: _______, Human Resources Department. If Employee fails to sign and return this Agreement within the time allowed, it shall not be effective or enforceable and Employee will not receive the Severance Payment described in section 2.1. Employee hereby acknowledges that his execution of this Agreement and release is made knowingly and that he has been advised of and afforded the proper time for consideration of this Agreement and Release.
2.19    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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[Signature Page Follows]

EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT AND ALL OF ITS TERMS AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW HIS NAME. HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. HE FURTHER ACKNOWLEDGES THAT HE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT HIS AGREEMENT IS NOT THE RESULT OF ANY FRAUD, DURESS, COERCION, PRESSURE OR UNDUE INFLUENCE EXERCISED BY OR ON BEHALF OF EMPLOYER, THAT HE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT HE HAS HAD THIS AGREEMENT REVIEWED BY HIS ATTORNEY AND TAX ADVISOR, OR HAS BEEN GIVEN THE OPPORTUNITY BY EMPLOYER TO DO SO.

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COMPANY:
TRAVELZOO
By:
Name:
Title:
Date:

EMPLOYEE:
By:
Name: Michael Peterson

Title: Chief Technology Officer

Date:

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Exhibit B

[See Exhibit 10.23 filed to this report on Form 8-K]

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